Exhibit 99.1

Behringer Harvard Expands Office Presence in Houston with

Acquisition of Northborough Tower

DALLAS, March 5, 2008 – Behringer Harvard announced today that it has acquired Northborough Tower, a 14-story, approximately 206,553-square-foot, Class A office property in the Greenspoint submarket of Houston, Texas. This single tenant property is occupied by Noble Energy, Inc. (NYSE: NBL) with a lease term that extends until 2018.

“The addition of Northborough Tower increases our presence in the heavily populated Greenspoint submarket and complements our growing portfolio of office properties located in Houston,” said Robert M. Behringer, founder and chief executive officer of Behringer Harvard.  “With the addition of Northborough Tower, Behringer Harvard investment programs will now own 11 office properties totaling more than two million square feet of rentable space in Houston.”

Northborough Tower is the corporate headquarters for Noble Energy, one of the nation’s leading independent energy companies. The company employs more than 500 people and is engaged in the exploration, development, production, and marketing of oil and natural gas.

The Greenspoint submarket contains one of Houston’s largest concentrations of energy companies and is home to George Bush Intercontinental Airport. According to CoStar, the submarket experienced over 200,000 square feet of positive absorption at mid-year 2007. In September 2007, Behringer Harvard acquired Northpoint Central office tower in the area.

Situated on 5.4 acres of land, Northborough Tower is located at 100 & 101 Glenborough Drive, which is west of Interstate 45 and approximately a half-mile north of Beltway 8. The building offers ample parking with a four-story garage and an additional 2.3 acres of surface parking across the street.

Northborough Tower has been acquired for Behringer Harvard Opportunity REIT I, Inc., which also holds investments in assets in Arizona, California, Colorado, Massachusetts, Minnesota, Missouri, Nevada, Virginia, Texas, the Commonwealth of the Bahamas, and London, England.

About Behringer Harvard

Behringer Harvard is a commercial real estate company investing in assets domestically and internationally. The company creates and manages strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures, and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-

looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Opportunity REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Jason Mattox Executive Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Allen Bourne Vice President – Marketing Behringer Harvard abourne@behringerharvard.com 469.341.2318